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EXHIBIT 21. Subsidiaries of the Company.

Subsidiary                                         State of Incorporation
----------                                         ----------------------
Getty Properties Corp.                             Delaware
AOC Transport, Inc.                                Delaware
Getty TM Corp.                                     Maryland
GettyMart Inc.                                     Delaware
Leemilt's Flatbush Avenue, Inc.                    New York
Leemilt's Petroleum, Inc.                          New York
Rosedale Holding, LLC*                             Delaware
Slattery Group Inc.                                New Jersey
Power Test Realty Company Limited Partnership**    New York

*  50% ownership.
** 99% owned by the Company, representing the limited partner units, and 1% owned by Getty Properties Corp., representing the general partner interest.